Exhibit 2.1

PLAN OF CONVERSION
OF
LIBERTY MEDIA CORPORATION

This Plan of Conversion (this “Plan of Conversion”) is adopted as of March 11, 2026 to convert Liberty Media Corporation, a Delaware corporation (the “Converting Entity”), to a Nevada corporation to be known as “Liberty Media Corporation” (the “Converted Entity”).

1.    Converting Entity.   The Converting Entity is a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”).

2.    Converted Entity.   The Converted Entity shall be a corporation organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”). The name of the Converted Entity shall be Liberty Media Corporation.

3.    The Conversion.   The Converting Entity shall be converted to the Converted Entity (the “Conversion”) pursuant to NRS 92A.195 and Section 266 of the DGCL.

4.    Filing of Conversion Documents; Effective Time.   As soon as practicable following the satisfaction of the conditions set forth in Section 9, if this Plan of Conversion shall not have been terminated prior thereto as provided in Section 10, the Converting Entity shall cause (i) articles of conversion meeting the requirements of NRS 92A.205 and NRS 92A.230 (the “Articles of Conversion”) and articles of incorporation of the Converted Entity (the “Articles of Incorporation”) to be properly executed and filed in accordance with such sections and (ii) a certificate of conversion meeting the requirements of Section 266 of the DGCL (the “Certificate of Conversion”) to be properly executed and filed in accordance with such section, and otherwise make all other filings or recordings as required by the NRS or the DGCL in connection with the Conversion. The Conversion shall become effective upon the date and time set forth in the Articles of Conversion and the Certificate of Conversion as the effective date and time of the Conversion (the “Effective Time”).

5.    Articles of Incorporation and Bylaws.   At the Effective Time, the Articles of Incorporation and Bylaws of the Converted Entity, in the forms attached hereto as Exhibits A and B, respectively, shall govern the Converted Entity until amended in accordance with their respective terms and applicable law.

6.    Directors and Officers.   From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders or the Converted Entity, (i) the Board of Directors of the Converted Entity will consist of the same directors of the Converting Entity as of immediately prior to the Effective Time, having the same director classes and the same terms, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal; (ii) the chairman of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be the chairman of the Board of Directors of the Converted Entity to serve at the pleasure of the Board of Directors of the Converted Entity; (iii) each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be constituted as a committee of the Board of Directors of the Converted Entity on the same terms and, subject to applicable law, with the same powers and authority as the applicable committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time, and the members of each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be the members of each such committee of the Board of Directors of the Converted Entity, each to serve at the pleasure of the Board of Directors of the Converted Entity; and (iv) the officers of the Converted Entity shall be the same officers as the Converting Entity as of immediately prior to the Effective Time (and any designation as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “officer” for purposes of Section 16 of the Exchange Act shall remain in effect), until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

7.    Effect on Capital Stock of Converting Entity.

(a)  At the Effective Time, by virtue of the Conversion and without any further action on the part of any holder thereof, the Converting Entity, the Converted Entity or any other person, (i) each share of Series A Liberty Formula One Common Stock, par value $0.01 per share, of the Converting Entity issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Series A Common Stock, par value $0.01 per share, of the Converted Entity; (ii) each share of Series B Liberty Formula One Common Stock, par value $0.01 per share, of the Converting Entity (“Series B Liberty Formula One Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Series B Common Stock, par value $0.01 per share, of the Converted Entity, subject, in all events, to Section 7(b) below, and (iii) each share of Series C Liberty Formula One Common Stock, par value $0.01 per share, of the Converting Entity issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of the Series C Common Stock, par value $0.01 per share, of the Converted Entity.

(b)   Notwithstanding any provision of this Plan of Conversion to the contrary, shares of Series B Liberty Formula One Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who have not voted in favor of the adoption of the resolution of the Board of Directors of the Converting Entity approving the Conversion pursuant to and in accordance with applicable law and this Plan of Conversion or consented to it in writing and are entitled to demand, and who have properly exercised and perfected, appraisal rights for such shares of Series B Liberty Formula One Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares” until such time as such stockholder effectively withdraws, fails to perfect or otherwise loses such stockholder’s appraisal rights under the DGCL with respect to such shares of Series B Liberty Formula One Common Stock, at which time such shares of Series B Liberty Formula One Common Stock shall cease to be Dissenting Shares) shall not be converted into or represent the right to receive the corresponding number of shares of Series B Common Stock of the Converted Entity pursuant to Section 7(a) above. Such holder(s) of shares of Series B Liberty Formula One Common Stock shall instead, and in lieu thereof, be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares unless and until such stockholder shall have effectively withdrawn, failed to perfect or otherwise lost its rights to appraisal under the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and extinguished and cease to exist, and such holder shall cease to have any rights with respect thereto other than as expressly provided in Section 262 of the DGCL and this Plan of Conversion). All Dissenting Shares held by stockholders who shall have waived, failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Series B Liberty Formula One Common Stock under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable number of shares of Series B Common Stock of the Converted Entity, in accordance with and subject to the applicable provisions of the DGCL and this Plan of Conversion.

(c)   Subject to Section 7(b) above, at and after the Effective Time, all of the issued and outstanding shares of Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock and Series C Liberty Formula One Common Stock of the Converting Entity that are in uncertificated book-entry form shall automatically become the number and class and series of shares of the Converted Entity into which such shares of the Converting Entity have been converted as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.

8.    Effect on Other Securities of Converting Entity.   At the Effective Time, all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock or Series C Liberty Formula One Common Stock of the Converting Entity (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Convertible Security”), shall constitute an option, warrant or convertible security, as the case may be, to acquire the same number of shares of the Series A Common Stock, Series B Common Stock or Series C Common Stock, as applicable, of the Converted Entity as the holder of such Convertible Security would have been entitled to receive had such holder exercised or converted such Convertible Security in full immediately prior to the Effective Time (not taking into account whether such Convertible Security was in fact exercisable or convertible at such time), at the same exercise/conversion price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other terms and conditions.

9.    Conditions Precedent.   Completion of the Conversion is subject to the following conditions:

(a)   the resolution of the Board of Directors of the Converting Entity (the “Board of Directors”) approving the conversion of the Converting Entity to the Converted Entity pursuant to and in accordance with applicable law and this Plan of Conversion shall have been adopted and approved by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of the Series A Liberty Formula One Common Stock and Series B Liberty Formula One Common Stock of the Converting Entity outstanding and entitled to vote thereon, voting together as a single class;

(b)   the Converting Entity shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of the Conversion and in form and substance reasonably acceptable to the Converting Entity, to the effect that, under current U.S. federal income tax law, the Conversion will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(c)   other than the filing of the Articles of Conversion, Articles of Incorporation and the Certificate of Conversion provided for under Section 4, any other regulatory or contractual approvals or filings that the Board of Directors or any duly authorized committee thereof (in its sole discretion) determines to obtain or make shall have been so obtained and/or made and be in full force and effect.

All of the foregoing conditions are non-waivable, except that the condition set forth in Section 9(c) may be waived by the Board of Directors or any duly authorized committee thereof and any determination by the Board of Directors or any duly authorized committee thereof prior to the Effective Time concerning the satisfaction or waiver of any condition set forth in this Section 9 shall be final and conclusive.

10.   Effect of Conversion.   From and after the Effective Time:

(a)   For all purposes of the laws of the State of Delaware, the Converted Entity shall be deemed to be the same entity as the Converting Entity, and all of the rights, privileges and powers of the Converting Entity, and all property, real, personal and mixed, and all debts due to the Converting Entity, as well as all other things and causes of action belonging to the Converting Entity, shall remain vested in the Converted Entity and shall be the property of the Converted Entity, and the title to any real property vested by deed or otherwise in the Converting Entity shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Converting Entity shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity shall remain attached to the Converted Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it. The rights, privileges, powers and interest in property of the Converting Entity, as well as the debts, liabilities and duties of the Converting Entity, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Entity for any purpose of the laws of the State of Delaware.

(b)   For all purposes of the laws of the State of Nevada, the Converting Entity shall be converted into the Converted Entity and shall be governed by and subject to the law of the State of Nevada; the Conversion is a continuation of the existence of the Converting Entity; the title to all real estate and other property owned by the Converting Entity is vested in the Converted Entity without reversion or impairment; the Converted Entity has all the liabilities of the Converting Entity; a proceeding pending against the Converting Entity may be continued as if the Conversion had not occurred or the Converted Entity may be substituted in the proceeding for the Converting Entity; the owners’ interests of the Converting Entity that are to be converted into the owners’ interests of the Converted Entity are converted; the owners of the Converted Entity remain liable for all the obligations of the Converting Entity existing at the time of the Conversion to the extent the owners were liable before the Conversion; the Converting Entity is not required to wind up its affairs, pay its liabilities, distribute its assets or dissolve; and the Conversion is not deemed a dissolution of the Converted Entity.

11.   Record of Conversion.   A copy of this Plan of Conversion will be kept at the principal place of business of the Converted Entity and, upon the request of any stockholder of the Converting Entity a copy of this Plan of Conversion shall promptly be delivered to such stockholder.

12.   Termination; Abandonment.   At any time before the Effective Time, whether before or after approval of the Conversion by the requisite stockholders of the Converting Entity as described above, this Plan of Conversion may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors or any duly authorized committee thereof, such action would be in the best interests of the Converting Entity and its stockholders. In the event of termination of this Plan of Conversion, this Plan of Conversion shall become void and of no effect.

13.   Plan of Reorganization.   It is intended that the Conversion shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any similar provision of state or local law). This Plan of Conversion shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

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This Plan of Conversion has been adopted by the Board of Directors as of the date set forth above.

Liberty Media Corporation

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Its:	Chief Legal Officer and Chief Administrative Officer

[Signature Page to Plan of Conversion]

Exhibit A

Form of Articles of Incorporation

(See Exhibit 3.1 to this Current Report on Form 8-K)

Exhibit B

Form of Bylaws

(See Exhibit 3.2 to this Current Report on Form 8-K)